Exhibit 99.1

News Release

Sprint

6200 Sprint Parkway

Overland Park, Kan. 66251

Media Contact:

Scott Sloat, 240-855-0164

scott.sloat@sprint.com

Investor Contacts:

Brad Hampton, 800-259-3755

investor.relations@sprint.com

Sprint Announces Pricing of $2.5 Billion of Notes Due 2024

OVERLAND PARK, Kan. – Dec. 9, 2013 – Sprint Corporation (NYSE: S) announced today that it has priced its previously announced offering of $2.5 billion aggregate principal amount of 7.125% Notes due 2024 (the “Notes”) to be guaranteed by Sprint Communications, Inc. The sale of the Notes is expected to be completed on December 12, 2013, subject to customary closing conditions.

The company intends to use the net proceeds from the offering of the Notes for general corporate purposes, which may include, among other things, retirement or service requirements of outstanding debt and network expansion and modernization.

The Notes and the guarantee related to the Notes have not been registered under the Securities Act of 1933, as amended (the “Act”) or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

Cautionary Note Regarding Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding Sprint’s current expectations and beliefs as to the consummation of the offering of Notes and uses of proceeds thereof, as well as other statements that are not historical facts, are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. All information set forth in this release is as of December 9, 2013. Sprint does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included from time to time in our filings with the Securities and Exchange Commission, including those discussed in the predecessor registrant’s, Sprint Communications, Inc. (formerly known as Sprint Nextel Corporation), Annual Report on Form 10-K for the year ended December 31, 2012 and the company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013.

###